EXHIBIT 8(e)(1)

DRAFT

Fund/SERV Amendment to Fund Participation Agreement

Note: Bracketed language should be deleted if the original Fund Participation Agreement already contains Anti-Money Laundering Provisions.

This Fund/SERV Amendment (the “Amendment”) to Fund Participation Agreement is made effective              by and between                          (the “Company”), One Group® Investment Trust (the “Trust”), Banc One Investment Advisors Corporation (the “Adviser”), and One Group Administrative Services, Inc. (the “Services Company”).

Background Information

1.	The Company, the Trust, the Adviser, and the Services Company are parties to a Fund Participation Agreement made effective as of (the “Participation Agreement”). The Participation Agreement permits the Company to utilize the Trust as an investment vehicle for certain variable insurance products.

2.	The Company and the Trust or One Group Dealer Services, Inc. (“Agent”) are members of the National Securities Clearing Corporation (“NSCC”) or otherwise have access to the NSCC’s Fund/SERV system. The Fund/SERV system permits the transmission of shareholder trade data as well as trade settlement between the Company and the Trust.

3.	Article 2 of the Participation Agreement contains provisions governing purchases and sales of shares of the Trust by the Company for the Accounts governed by the Participation Agreement. The parties desire to supplement the provisions of Article 2 of the Participation Agreement to permit the purchase and sale of shares of the Trust electronically through the Fund/SERV system. [In addition, the parties desire to amend the Participation Agreement to add anti-money laundering provisions to the agreement.]

Statement of Agreement

The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

Article 1 – General Provisions

1.1.    Definition of Terms. Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to them in the Participation Agreement.

1.2.    Role of Agent. For purposes of this Amendment, the Agent or such other designee as may be identified by the Trust to the Company in writing shall be the designee of the Trust for receipt of instructions, notices, and orders through the Fund/SERV system. Receipt by the Agent or such designee of such instructions, notices, and orders shall constitute receipt by the Trust.

Article II – Obligations of the Trust

2.1.    Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Portfolios determine their per share net asset values (“Business Day”), the Trust or its designee shall accept, and effect changes in the Trust’s records upon receipt of purchase and redemption instructions from the Company electronically through Fund/SERV (“Instructions”) without supporting documentation from the Account on whose behalf the Company is acting. On each Business Day, the Trust or its designee shall accept for processing any Instructions from the Company and shall process such Instructions in a timely manner. Notwithstanding the foregoing, nothing in this Amendment shall be construed as permitting the Company to establish new accounts through Fund/SERV; it being understood that any new accounts shall be established in accordance with Article 2 of the Participation Agreement and after submission of a written application to the Trust.

2.2.    Performance of Duties. The Trust or its designee shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Amendment and as otherwise established by the NSCC. The Trust or its designee shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Amendment. The Trust or its designee shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; (b) the then current prospectus and statement of additional information of the Portfolios; and (c) any provision relating to Fund/SERV in any agreement between the Trust and the Agent that would affect the Trust’s duties and obligations pursuant to this Agreement.

2.3.    Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Trust or its designee to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Trust or its designee shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust or its designee.

Article III — Obligations of the Company

3.1.    Transactions Subject to Fund/SERV. The Company certifies that all Instructions delivered to the Trust or its designee on any Business Day shall have been received by the Company from the Account based on instructions from Contract owners received by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day and that any Instructions received by the Company after the Close of Trading on any given Business Day will be transmitted to the Trust or its designee on the next Business Day. The Company further certifies that all such Instructions received by it from the Account based on instructions from Contract owners by the Close of Trading on any Business Day will be delivered to the Trust or its designee on such Business Day.

3.2.    Performance of Duties. The Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Amendment and as otherwise established by the NSCC. The Company shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Amendment. The Company shall conduct each of the forgoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and; (b) the then current prospectuses and statements of additional information of the Portfolios and the Contracts.

3.3.    Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade and, if applicable, broker/dealer information provided by the Company to the Trust or its designee through Fund/SERV and pursuant to this Amendment shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by the Company for each Fund/SERV transaction shall be true and correct and will have been duly authorized. The Company shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Company.

3.4.    Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, the Company shall provide the Trust and its designee with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Company hereby certifies is and shall remain true and correct. The Company shall maintain documents required by the Trust or by applicable law, rules or regulations to effect Fund/SERV transactions.

3.5.    As-Of Transactions. Processing errors which result from any delay or error caused by the Company may be adjusted through Fund/SERV by the Company by the necessary transactions on an as-of basis and the cost to the Trust and its designee of such transactions shall be borne by the Company; provided however, prior authorization must be obtained from the Trust if the transaction is back dated more than five days or to a previous calendar year.

3.6.    Trade Confirmation. Any information provided by the Trust or its designee to the Company electronically through Fund/SERV and pursuant to this Amendment, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Trust and its designee have the informed consent of the Company to suppress the delivery of this information using paper-media. The Company will promptly verify accuracy of confirmations of transactions and records received by the Company through Fund/SERV.

Article IV – Settlement and Overpayment

4.1.    Settlement. All settlement of payments with respect to transactions effected through the Fund/SERV system shall be made as provided in NSCC rules and procedures relating to Fund/SERV.

4.2.    Overpayments to the Company. In the event any overpayment is made to the Company by the Trust, the Company shall promptly repay such overpayment to the Trust after the Company receives notice of such overpayment.

4.3.    Overpayments to the Trust. In the event any overpayment is made to the Trust by the Company, the Trust or its designee shall promptly repay such overpayment to the Company after the Trust or its designee receives notice of such overpayment.

4.4.    Conflicting Agreements. Any understanding between the Company and the Trust relating to Fund/SERV that is inconsistent with this Amendment shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict each Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from amending the Participation Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto. Except as otherwise set forth herein, the Participation Agreement shall remain unchanged in full force and effect and the Company may continue to effect transactions for the Accounts in accordance with Article I of the Participation Agreement.

4.5.    Notices. ARTICLE 12 of the Participation Agreement is hereby amended by adding the following address for purposes of sending notices to the Agent of the Trust:

One Group Dealer Services, Inc.

1111 Polaris Parkway

Columbus, Ohio 43271-1235

4.6.    No Agency or Sale of Securities. Except as otherwise specifically provided in the Participation Agreement, none of the parties are authorized to act for or represent the others or in any way be deemed an agent or partner of the others. The services contemplated by this agreement do not constitute the sale of securities between the parties.

4.7.    Insurance. At all times, each of the Trust and the Company shall maintain insurance coverage that is reasonable and customary in light of each of their responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the applicable party’s employees.

4.8.    [Anti-Money Laundering. The Company will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions. Without limiting the generality of the foregoing, the Company will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices, to: (i) obtain, verify, and retain information with regard to Contract owner identification and source of Contract owner funds, and (ii) maintain records of all Contract owner transactions. The Company will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about Contract owners and accounts in the event that the Trust shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, the Company will notify the Trust of any concerns that the Company may have in connection with any Contract owner in the context of relevant anti-money laundering laws or regulations.]

[4.9.]    Termination. The Trust or the Company may terminate this Amendment at any time sending a written notice (the “Termination Notice”) to the other parties hereto indicating that the terminating party no longer will utilize the Fund SERV System to process and settle

Portfolio purchase and redemption orders on an automated basis. Such Termination Notice shall be given at least 30 days prior to the termination date. Termination of this Amendment shall not terminate the Participation Agreement nor shall it affect the payment or repayment of fees on transactions, if any, prior to the termination date. In addition, the indemnities given under the Participation Agreement, including any indemnities arising in connection with this Amendment [and Section 4.8 hereof] shall survive termination of this Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the              day of                     ,                     .

ATTEST:

By:	By:
Title:	Title:

ATTEST:

ONE GROUP® INVESTMENT TRUST

By:	By:
Title:	Title:

ATTEST:

ONE GROUP ADMINISTRATIVE SERVICES, INC.

By:	By:
Title:	Title:

ATTEST:

BANC ONE INVESTMENT ADVISORS CORPORATION

By:	By:
Title:	Title: